Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES FIRST-QUARTER 2018

FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

-- A strong start to 2018 in product development and commercialization plans for consumer-driven health and nutrition ingredient products, fifth consecutive reduction in year-over-year quarterly operating loss –

DAVIS, Calif. (May 9, 2018) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural food ingredient company, today released its financial and business results for the first quarter of 2018.

“With the launch of our GoodWheat™ brand and notable technical achievements in our Resistant Starch and Reduced Gluten wheat products, 2018 is shaping up to be a game-changing year at Arcadia,” said Raj Ketkar, president and CEO. “We made a strong start in our commercialization plans for our wheat quality portfolio in the first quarter, all the while containing our operating costs, leading to another year-over-year reduction in our quarterly operating loss.”

Q1 2018 Operating and Financial Highlights

•

GoodWheat™ Branded Ingredients Platform. Arcadia launched its GoodWheat™ brand of wheat ingredients to add value to the entire wheat value chain, from seed to table, by enabling a wider range of choices to meet evolving consumer demands. The platform includes Arcadia’s current and future non-GM wheat portfolio of high fiber Resistant Starch (RS) and Reduced Gluten (RG) wheat varieties, as well as future wheat innovations.

•

High Fiber, Resistant Starch Wheat Milestones. Arcadia announced two key technical milestones in its high fiber, RS wheat lines. Arcadia’s RS wheat varieties contain 94 percent amylose, compared to 25 to 30 percent in traditional wheat. Increased levels of amylose correspond to higher levels of resistant starch, which has been proven to deliver significant health benefits. These same wheat varieties deliver levels of total dietary fiber high enough to meet the FDA’s threshold for “Good Source” of fiber and “High in Fiber” designations on consumer packaging. These new non-GM wheat varieties, naturally high in fiber, will help satisfy consumers’ demands for healthier, clean-label ingredients in their favorite wheat-based foods.

•

Reduced Gluten Wheat. Arcadia added new Reduced Gluten wheat to the GoodWheat™ portfolio, with plans to have lines available for commercial testing by the end of the year. Arcadia’s RG wheat product is a non-GM, patent-pending, identity preserved specialty wheat in which allergenic glutens have been reduced by 75 percent while the levels of glutens important for baking are not changed. With the growing number of consumers making a conscious effort to reduce gluten in their diets, Arcadia believes its RG wheat represents a rich and untapped opportunity for specialty products and unique brand extensions.

•

Agricultural Productivity Traits Increase Yields in Rice. In two crop seasons of field trials, three of Arcadia’s abiotic stress traits stacked together demonstrated double digit yield increases in rice. Multiple lines carrying the nitrogen use efficiency (NUE), water use efficiency (WUE) and salinity tolerance (ST) traits outperformed control lines by an average of 25 percent under limiting nitrogen applications, when measured for yield. The same lines yielded an average of 40 percent more than controls under combined limiting nitrogen and drought conditions in the field. These results indicate that there may be synergistic effects between the traits that protect crop yields against a variety of challenging growing conditions, including nutrient deficiency, drought and salinity.

•

Strengthened Financial Position. Arcadia raised $10M in funding through a private placement (PIPE) financing this quarter, bringing its cash balance to $20.4 million with no debt at March 31, 2018. The company is well funded to begin commercialization activities for its portfolio of health and nutrition products.

Q2 Strategic Outlook

•

Building Commercialization Capabilities. As the company transforms from a technology/ trait partner to a value-added ingredient company, Arcadia is building new capabilities in terms of lead qualification and tracking, branding, value pricing, portfolio and product lifecycle management, business strategy and product introduction. Arcadia is also building relationships across the wheat value chain, including farmers, breeders, identity preservation, millers and food companies, in preparation for commercialization of its non-GM wheat products.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2018	2017	Favorable / (Unfavorable)
			$	%
Total Revenues	214	1,018	(804)	(79)%
Total Operating Expenses	4,053	4,981	928	19%
Loss From Operations	(3,839)	(3,963)	124	3%
Net Loss Attributable to Common Stockholders	(10,615)	(4,216)	(6,399)	(152)%

Revenues

In the first quarter of 2018, total revenues were $214,000 compared to revenues of $1.0 million in the first quarter of 2017, a 79 percent decrease. The quarter-over-quarter decrease was driven mainly by a $554,000 reduction in our contract research and government grant revenue due to the completion of a government grant during 2017, as well as a short-term research contract in the first quarter of 2017 that was not present in 2018. Over the next 12 to 36 months, as the company transitions to its new focus on health and nutrition quality products, Arcadia expects revenue from government grants, research contracts and license revenues to be replaced by product and trait revenues.

Operating Expenses

In the first quarter of 2018, operating expenses totaled $4.1 million, down from $5.0 million in the first quarter of 2017, a decrease of $928,000 or 19 percent. Cost of product revenues decreased by $70,000 as a result of lower sales when comparing the respective periods. Research and development (R&D) spending decreased by $427,000 and general and administrative (SG&A) expenses decreased by $431,000.  Both decreases were driven primarily by lower salaries and benefits, mainly the result of workforce reductions made during the first quarter of 2017.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the first quarter of 2018 was $10.6 million, a 152 percent increase from the $4.2 million loss in the first quarter of 2017. The increase was driven by the initial recognition, and subsequent fair value remeasurement, of the liabilities associated with the PIPE financing.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, May 9, to discuss first-quarter financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-844-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	4267176

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs. Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2017. These documents are on the SEC Filings section of the “Investors” section of the company’s website at www.arcadiabio.com.  All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

About Arcadia Biosciences, Inc.

Arcadia Biosciences (Nasdaq: RKDA) develops and markets high-value food ingredients and nutritional oils that help meet consumer demand for a healthier diet. Arcadia’s GoodWheat™ branded ingredients deliver health benefits to consumers and enable consumer packaged goods companies to differentiate their brands in the marketplace. The company’s portfolio of agricultural traits are being developed to enable farmers around the world to be more productive and minimize the impact of agriculture on the environment. For more information, visit www.arcadiabio.com.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$20,418	$9,125
Short-term investments	—	3,898
Accounts receivable	52	1,231
Unbilled revenue	49	4
Inventories — current	309	229
Prepaid expenses and other current assets	417	560
Total current assets	21,245	15,047
Property and equipment, net	280	299
Inventories — noncurrent	1,067	1,168
Other noncurrent assets	7	56
Total assets	$22,599	$16,570
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,457	$2,496
Amounts due to related parties	4	29
Unearned revenue — current	571	1,000
Total current liabilities	3,032	3,525
Unearned revenue — noncurrent	—	2,038
Common stock warrant liability	9,900	—
Common stock adjustment feature liability	6,000	—
Other noncurrent liabilities	3,000	3,000
Total liabilities	21,932	8,563
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 shares authorized as of March 31, 2018 and December 31, 2017; 2,481,137 and 2,134,154 shares issued and outstanding as of March 31, 2018 and December 31, 2017	43	42
Additional paid-in capital	176,125	175,223
Accumulated deficit	(175,501)	(167,257)
Accumulated other comprehensive loss	—	(1)
Total stockholders’ equity	667	8,007
Total liabilities and stockholders’ equity	$22,599	$16,570

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Revenues:
Product	$61	$205
License	—	106
Contract research and government grants	153	707
Total revenues	214	1,018
Operating expenses:
Cost of product revenues	36	106
Research and development	1,396	1,823
Selling, general and administrative	2,621	3,052
Total operating expenses	4,053	4,981
Loss from operations	(3,839)	(3,963)
Interest expense	—	(339)
Other income, net	38	96
Initial loss on common stock warrant and common stock adjustment feature liabilities	(4,000)	—
Change in fair value of common stock warrant and common stock adjustment feature liabilities	(1,900)	—
Offering costs related to securities purchase agreement	(904)	—
Net loss before income taxes	(10,605)	(4,206)
Income tax provision	(10)	(10)
Net loss	$(10,615)	$(4,216)
Net loss per share attributable to common stockholders:
Basic and diluted	$(4.86)	$(1.90)
Weighted-average number of shares used in per share calculations:
Basic and diluted	2,186,196	2,218,010
Other comprehensive income (loss), net of tax
Unrealized gains (loss) on available-for-sale securities	1	(1)
Other comprehensive income (loss)	1	(1)
Comprehensive loss attributable to common stockholders	$(10,614)	$(4,217)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2017	2,224,384	$44	$173,723	$(151,550)	$(19)	$22,198
Issuance of shares related to employee stock purchase plan	1,964	—	24	—	—	24
Stock-based compensation	—	—	1,474	—	—	1,474
Other comprehensive income	—	—	—	—	18	18
Exchange of membership interest in unconsolidated entity for common stock	(92,194)	(2)	2	—	—	—
Net loss	—	—	—	(15,707)	—	(15,707)
Balance at December 31, 2017	2,134,153	$42	$175,223	$(167,257)	$(1)	$8,007
Impact of adoption of Topic 606 (Note 5)	—	—	—	2,371	—	2,371
Issuance of shares related to employee stock option exercises	44,354	—	963	—	—	963
Issuance of shares related to employee stock purchase plan	567	—	3	—	—	3
Issuance of shares related to securities purchase agreement	300,752	1	—	—	—	1
Offering costs related to securities purchase agreement	—	—	(888)	—	—	(888)
Issuance of placement agent warrants	—	—	526	—	—	526
Stock-based compensation	—	—	298	—	—	298
Issuance of shares related to reverse stock split	1,311	—	—	—	—	—
Other comprehensive income	—	—	—	—	1	1
Net loss	—	—	—	(10,615)	—	(10,615)
Balance at March 31, 2018	2,481,137	$43	$176,125	$(175,501)	$—	$667

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,615)	$(4,216)
Adjustments to reconcile net loss to cash used in operating activities:
Initial loss on common stock warrant and common stock adjustment feature liabilities	4,000	—
Change in fair value of common stock warrant and common stock adjustment feature liabilities	1,900	—
Offering costs related to securities purchase agreement	904	—
Depreciation and amortization	52	81
Gain on disposal of equipment	(3)	(3)
Net amortization of investment premium	(2)	(36)
Stock-based compensation	298	371
Accretion of debt discount	—	49
Changes in operating assets and liabilities:
Accounts receivable	1,179	65
Unbilled revenue	(45)	72
Inventories	21	62
Prepaid expenses and other current assets	137	(404)
Other noncurrent assets	—	(423)
Accounts payable and accrued expenses	(322)	(176)
Amounts due to related parties	(25)	(10)
Unearned revenue	(96)	38
Net cash used in operating activities	(2,617)	(4,530)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	9	4
Purchases of property and equipment	(33)	(57)
Purchases of investments	—	(4,582)
Proceeds from sales and maturities of investments	3,900	14,695
Net cash provided by investing activities	3,876	10,060
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants from securities purchase agreement	10,000	—
Payments of offering costs related to securities purchase agreement	(932)	—
Proceeds from exercise of stock options and ESPP purchases	966	16
Net cash provided by financing activities	10,034	16
Net increase in cash and cash equivalents	11,293	5,546
Cash and cash equivalents — beginning of period	9,125	2,013
Cash and cash equivalents — end of period	$20,418	$7,559
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$288
Cash paid for income taxes	$24	$—
NONCASH INVESTING AND FINANCING ACTIVITIES:
Proceeds from sale of fixed assets included in prepaid expenses and other current assets at end of period	$1	$—
Offering costs in accounts payable and accrued expenses at end of period	$334	$—
Common stock warrants issued to placement agent and included in offering costs	$526	$—
Purchases of property and equipment included in accounts payable and accrued expenses	$—	$2
Exchange of membership interest in unconsolidated entity for common stock	$—	$2

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